UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DR. PARK AVE.
(Name of small business issuer in its charter)

NEVADA	8011	27-2294787
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

846 Franklin Avenue Franklin Lakes, New Jersey 07417 (201) 485-8400	Excelsior Management, LLC 101 Convention Center Drive, 7th Floor Las Vegas, Nevada 89109 (775) 781-4143
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

With copies to:
Wani I. Manly, Esq.
W. Manly, P.A.
10 SW South River Drive, Suite 1712
Miami, Florida 33130
Telephone:  (305) 407-8236
Facsimile: (305) 351-2605

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock for sale by selling stockholders	14,680,000	$.10	$1,468,000	103.00

TOTAL			$1,468,000	103.00

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion Dated December 27, 2010

-ii-

DR. PARK AVE.

14,680,000 Shares of Common Stock

We are registering for sale by selling shareholders 14,680,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority (“FINRA”) or another exchange.  If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales to the public will vary according to selling decisions of each selling shareholder and the market for our stock at the time of resale.  There is no market for our common stock.

There is no market for our securities and a public market may never develop and if a market develops, it may not be sustained.  After the effective date of this Registration Statement, we intend to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board.  We currently do not have a market maker who has agreed to sponsor our application with FINRA and there can be no assurance that our common stock will be quoted on a quotation service or that any market for our stock will ever develop.

The information in this prospectus is not complete and may be changed. Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2010

-iii-

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our company, Dr. Park Ave. This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Dr. Park Ave. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Nevada on February 19, 2010.  The Company has reached an agreement in principle with its controlling shareholder, Dr. Paul Fondacaro to acquire 100% of Park Avenue Medical Assocaites, P.C. in January 2011.  As a result of this acquisition; Park Avenue Medical Associates, P.C. will become a wholly-owned subsidiary of the Company.  Dr. Fondacaro is the sole owner of Park Avenue Medical Associates, P.C. which owns the recently completed facility in Franklin Lakes, New Jersey.  This facility is intended to be the Company’s first corporate owned clinic and the flagship center from which future franchise locations will be modeled.  Patients will be able to receive cutting-edge minimally invasive cosmetic services using state-of-the-art laser equipment, products and techniques.  We intend to expand our cosmetic surgery centers throughout the U.S. by offering franchising opportunities along with the implementation of a marketing program.

Our principal executive offices are located at 846 Franklin Avenue, Franklin Lakes, New Jersey 07417 and our telephone number is (201) 485-8400

Our Financial Situation

Since inception of our Company, we have funded our operations from loans and private placement investment. As of the date of this prospectus, we have reached a verbal agreement with Dr. Paul Fondacaro to acquire the Franklin Lakes Clinic in January 2011.

In the event we are unable to achieve profitability, through our intended corporate owned and franchise clinics, we may have to suspend operations.

Our current funds will not sustain the Company’s intended expansion plans for the next year which consist of possibly opening other corporate owned facilities and selling franchises for future locations.  In order to become profitable, we will need to generate revenues to offset our cost of sales and marketing, and general and administrative expenses.  If we do not become profitable, we will need to raise additional capital to sustain our operations.  However, we may be unable to secure additional financing on terms acceptable to us and we may not even be able to obtain any financing at all.  If we are unable to secure sufficient additional financing, we may ultimately fail to expand our intended operations.

Recent Developments

We are a development stage company and we intend  to commence the implementation of our strategic expansion program.  Our business plan sets forth our intentions to expand offices throughout New York, New Jersey, Pennsylvania, Delaware, Maryland and then throughout the U.S. We have filed this registration statement in an effort to become a reporting company with the Securities and Exchange Commission in order to enhance our ability to raise additional capital. Our operations to date have been devoted to raising private placement capital to enable us to begin  to implement our expansion activities, which include the following:

1.   Creating a franchise approach to expansion
2.   Development of a strong marketing plan
3.   Provide consistent quality services

To date, we have not commenced business operations  In order to become successful; we must address the following areas:

1.   Expand into New Facilities:  The Company must successfully expand through either corporate owned centers or franchising opportunities.
2.   Develop and Implement a Marketing Plan:  In order to promote our company and establish our public presence, we believe we will be required to develop and implement a comprehensive marketing plan to sell our cosmetic services. We may also seek additional acquisitions which compliment our business plan. We intend to market to both males and females ages 35-70 with household incomes of greater than $75,000.
3.   Create Customer Loyalty:  We are a small, development stage  company that has generated no revenues.   It is critical that we begin to expand and establish relationships with potential customers by providing quality cosmetic services on a consistent basis.

Our Offering

This prospectus relates to the sale of a total of 14,680,000 shares of our common stock. Up to 14,680,000 shares may be sold by the selling stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. Pursuant to our obligation to register the Selling Stockholders shares, we will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	September 30, 2010
Cash	$26,959
Prepaid Expenses	$8,500
Notes Receivable, Related Parties	$132,498
Intangible Assets	$51,000
Total Assets	$218,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued Expenses	$4,500
Total Current Liabilities	$4,500

STOCKHOLDERS’ EQUITY

Common stock: $0.001 par value, 100,000,000 shares authorized (1) 39,350,000 shares issued and outstanding	$39,350
Additional paid-in-capital	263,415
Stock Subscription Receivable	$(24,265)
Accumulated Deficit	$(64,043)

Total stockholders’ equity	$214,457

Total liabilities and stockholders’ equity	$218,957

Statements of Operations Data
Inception on February 19, 2010 to September 30, 2010
Revenues	$-0-

Operating Expenses	$64,057
Interest Income	$14
Earnings (Loss)	$(64,043)

Weighted average number of shares of common stock outstanding	$1,604,746

(1) Subsequent to September 30, 2010, the Company amended its Articles of Incorporation to change the par value of its capital stock to $.0001 and the authorized common stock to 150,000,000 shares

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are seeking additional financing to fund our expansion development and operations and if we are unable to obtain funding when needed, our business may not achieve its expansion objectives

We need additional capital to complete expansion and operational issues we face, locate, acquire and develop new facilities and to secure the means necessary to deliver our services to our customers at new locations.  We will be required to fund operations through the sale of equity shares and may not be able to continue as a going concern if we are unsuccessful in selling more shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to commence our business and operations as envisioned in our business model.

If we are unable to establish and maintain strategic relationships with prospective franchisees or continue to attract customers, we would not be able to continue with operations

We intend to establish strategic relationships with prospective franchisees and others presently engaged in the cosmetic surgery industry.  There is intense competition for these relationships with current cosmetic service providers and we may not be able to attract and retain franchisees or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships our business would fail and any investment made into the Company would be lost in its entirety.

If our prospective Franchises are unable to secure financing, our expansion efforts would be adversely affected.

Prospective franchises must secure financing to pay for the franchise opportunity intended to be offered by the Company.  In the event such necessary financing is not obtained prospective franchisees will be unable to open a proposed franchise operation and the Company’s business operations would be adversely affected.  Should financing be available, there is no assurance that the terms of such financing would be reasonable or acceptable for the franchisee.

Our success is dependent on current management, who may be unable to devote sufficient time to the development of are business plan, which could cause the business to fail

Dr. Park Ave. is heavily dependent on the wealth of experience that our President and Director, Dr. Paul Fondacaro, brings to the Company.  He has been and continues to expect to be able to commit full time to the development of our business plan.  We do not currently carry any insurance to compensate for his loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase $50,000 annually during the first year and possibly higher in subsequent years.  Such expenses include  ongoing public company expenses,  increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act.  These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our services

There can be no guarantee that current demand for cosmetic procedures will continue.  If other cosmetic companies are successful developing newer technologies, our intended services may become less desirable in the marketplace.  In such a scenario, our services may well no longer be salable to our prospective customers.

RISKS RELATED TO OUR COMMON STOCK

Because there are no shares being offered for sale and the Company has generated no revenues, our business expansion plans may not succeed resulting in a complete loss of any investment made into the Company

We are offering no shares of our common stock for the purpose of raising capital.  We have generated no revenues and we may not be able to expand operations and generate revenues in the future.  As such, we may be forced to operate only one or possibly a few centers which would adversely affect investors.

We are controlled by current officers, directors and principal stockholders

Our officers, directors and principal founding stockholders beneficially own and control approximately 71% of the outstanding shares of our common stock. So long as our officers, directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

There is currently no market for Dr. Park Ave.’s common stock but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:
•	The ability to expand operations through franchising;
•	The ability to generate revenues from sales;
•	The ability to generate brand recognition of our intended services and acceptance by consumers;
•	Increased competition from competitors offering similar services; and
•	Our financial condition and results of operations.

While Dr. Park Ave.  expects to apply for listing on the OTC bulletin board (OTCBB),through a sponsoring market maker, we may not be approved, and even if approved, we may not be approved for trading on the OTCBB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we expect to have a market maker sponsor our FINRA application, we may never receive such sponsorship. OTCBB securities are usually thinly traded, highly volatile and not followed by analysts.  The OTC Bulletin Board is not an exchange and there is no relationship between us and the OTC Bulletin Board  If we do not meet the requirements of the OTCBB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the company’s common stock by the selling shareholders could cause our stock price to decline

We cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Shareholders named herein of our common stock in the public market, or the perception that sales by the Selling Shareholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of any of the selling shareholders shares.  As such, the Company will continue to operate on the proceeds received as a result of the private placement investments received.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

DILUTION

Purchases of securities offered by the selling shareholders will experience immediate and substantial dilution based upon the historical net tangible book value of our common stock.  The existing selling shareholders, paying $.10 per share, experienced substantial dilution in the net tangible book value of their common stock and purchasers of shares offered hereby will suffer further dilution should they purchase the shares at a price exceeding $.10 per share.

PLAN OF DISTRIBUTION

There are 73 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.   On such public markets or exchanges as the common stock may from time to time be trading;
2.   In privately negotiated transactions;
3.   Through the writing of options on the common stock;
4.   In short sales; or
5.   In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.   The market price of our common stock prevailing at the time of sale;
2.   A price related to such prevailing market price of our common stock; or
3.   Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent, may receive a commission from the selling shareholders or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   Not engage in any stabilization activities in connection with our common stock;
2.   Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.    Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Shares of our common stock owned by our officers and directors may only be resold in compliance with Rule 144 of the Securities Act of 1933, as amended unless otherwise registered.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, whose provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

The Company is registering for offer and sale by the holders thereof 14,680,000 shares of common stock held by such shareholders. All the Selling Shareholders’ Shares registered hereby will become registered for sale on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a selling shareholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Matthew Alioto	10,000	*	10,000	-	*
Salvatore & Denise Alioto	50,000	*	50,000	-	*
Joseph Amedeo	10,000	*	10,000	-	*
Robert Ardizone	100,000	*	100,000	-	*
Bay State Financial Serv. Corp.	100,000	*	100,000	-	*
Better Life Builders	20,000	*	20,000	-	*
Steven & Kathleen Biondi	10,000	*	10,000	-	*
Raymond Bonte	70,000	*	70,000	-	*
Linda Brancaccio	105,000	*	105,000	-	*
William D. Brown	20,000	*	20,000	-	*
John Caruso	100,000	*	100,000	-	*
Vincent & Diane Costagliola	60,000	*	60,000	-	*
Dean & Mary Beth Delianites	10,000	*	10,000	-	*
Peter Devito	20,000	*	20,000	-	*
Diana-Vesta, LLC	20,000	*	20,000	-	*
Daniel & Stacey Kabasakalian	10,000		10,000		1.2%
John Doria	666,000	*	666,000	-	*
Excelsior Management LLC	20,000	*	20,000	-	*
Anthony & Priscilla Braak Fondacaro	140,000	*	140,000	-	*
Giulio & Jane Fondacaro	10,000	*	10,000	-	1.5%
Henry Freeman	850,000	*	850,000	-	*
Robert & Yolanda Fyfe, Jr.	15,000	*	15,000	-	*
Christopher Fyfe	50,000	*	50,000	-	*
Nicole Fyfe	15,000	*	15,000	-	*
Vincent Fyfe	25,000	*	25,000	-	*
Bruce Gerstel	420,000	*	420,000	-	*
Lisamarie Guagenti	50,000	*	50,000	-	*
Greenside Management LLC	50,000	*	50,000	-	*
Stephen Klein	50,000	*	50,000	-	*
Gregory Milan	20,000	*	20,000	-	*
Minerva Capital Group LLC	20,000	*	20,000	-	*
George Randall Moshos	20,000	*	20,000	-	*
Louis Nastasi	345,000	*	345,000	-	*

Robert Nesse	40,000	*	40,000	-	*
Oceann Inc.	750,000	*	750,000	-	1.4%
Palatine Capital Investment Group	20,000	*	20,000	-	*
Rosalie Panza	24,000	*	24,000	-	*
Carmine & Carmela Parisi	25,000	*	25,000	-	*
Anthony & Regina Parrinello	30,000	*	30,000	-	*
James Raffaele	50,000	*	50,000	-	*
Vincenzo Ruggiero	50,000	*	50,000	-	*
Mark Shapiro	60,000	*	60,000	-	*
Diane Shillingford	10,000	*	10,000	-	*
Benjamin Siciensky	180,000	*	180,000	-	*
James A. Greene	400,000	*	400,000	-	*
Joseph DiCostanzo	35,000	*	35,000	-	*
Kathleen Ruggiero	20,000	*	20,000	-	*
Antonietta Smith	10,000	*	10,000	-	*
Teresa Smith	20,000	*	20,000	-	*
Salvatore Spataro	105,000	*	105,000	-	*
Vadica Sukhnandan	15,000	*	15,000	-	*
Donna Zanardi	25,000	*	25,000	-	*
Thomas Zanardi	200,000	*	200,000	-	*
Gerard Ascolese	500,000	*	500,000	-	*
Joan Kelly	800,000	*	800,000	-	1.5%
Socrates Skiadas	925,000	*	925,000	-	1.7%
Richard Greene	600,000	*	600,000	-	1.1%
Ann Marie Kripaitis	800,000	*	800,000	-	1.5%
Bruce Schoengood	840,000	*	840,000	-	1.6%
Samantha Kripaitis	650,000	*	650,000	-	1.2%
Richard Kripaitis	450,000	*	450,000	-	*
Darren Kripaitis	550,000	*	550,000	-	1.1%
Kieran Kelly	400,000	*	400,000	-	*
Jaqueline Kripaitis	700,000	*	700,000	-	1.3%
Nancy Freeman	200,000	*	200,000	-	*
John Skiadas	325,000	*	325,000	-	*
Olga Tkatchenko	200,000	*	200,000	-	*
Maria Skiadas	550,000	*	550,000	-	1%
John Mallen	300,000	*	300,000	-	*
Joel Paulin	200,000	*	200,000	-	*
Paul Caruso	20,000	*	20,000		*
Praetorian Holdings and Investments	20,000	*	20,000		*
Jeffrey Topping	100,000	*	100,000	-	*
TOTAL	14,680,000		14,680,000

*	Less than one percent (1%).
(1)	Assumes current issued and outstanding 53,779,000 shares of common shares

Section 15(g) of the Exchange Act

Our shares may be deemed “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 53,779,000 shares of our common stock issued and outstanding as of the date of this prospectus. Currently, there is no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 150,000,000 shares of common stock, par value $.0001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of the Company’s stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

The Company has 25,000,000 shares of preferred authorized, par value $.0001. There are no preferred shares outstanding.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada law may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

ClearTrust, LLC, 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558, telephone 813-235-4490

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of W. Manly, P.A. of Miami, Florida, an independent legal counsel, has provided an opinion and consent on the validity of the Company’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by Silberstein Ungar, P.L.L.C., 30600 Telegraph Road, Suite 2175, Bingham Farms, MI 48025 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Dr. Park Ave. (the “Company”) is a development stage company. The Company was organized under the laws of the state of Nevada on February 19, 2010.  We intend to provide cutting-edge minimally invasive cosmetic services using state-of-the-art laser equipment, products and techniques.  We have reached an agreement in principle with our controlling shareholder, Dr. Paul Fondacaro, to acquire one hundred percent (100%) of Park Avenue Medical Associates, P.C. in January 2011.  As a result, Park Avenue Medical associates, P.C. will become a wholly-owned subsidiary of the Company.  Park Avenue Medical Associates, P.C. owns the recently completed Franklin Lakes facility which is intended to be the Company’s first corporate owned clinic and the flagship center from which all future franchises will be modeled.  Prospective patients will be able to receive cutting edge minimally invasive cosmetic services using state-of-the-art laser equipment, products and techniques.      We intend to expand our cosmetic surgery centers throughout the U.S. by offering franchising opportunities along with the implementation of a marketing program.

Dr. Park Ave. has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.  We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have an agreement in principle to acquire our first center in January 2011 and we have  a specific business purpose.
We are not a blank check company and currently have no intention to engage in a merger or acquisition with an unidentified company; however, we may pursue strategic acquisitions that compliment our current business model within the cosmetic healthcare industry which may allow us to expand our activities and capabilities and advance client base.

Our fiscal year end is December 31.

The Industry

The cosmetic procedures market has become one of the fastest growing subdivisions of the private healthcare industry and is also rapidly increasing in Europe as well. The industry has been experiencing phenomenal growth over the last five years mainly due to the change in public perception about receiving cosmetic procedures. Growth in this market is greatly influenced by the development of new techniques and procedures, many of which are less invasive and minimize adverse effects and down-time. More and more men and women prefer the newest minimally invasive procedures coupled with convenient financing plans.

The current national trend shows a significant increase in smaller cosmetic procedures. In addition, the American Society of Plastic Surgery released the tally of following non-invasive cosmetic procedures for 2008.

•	Botox – 2,464,123
•	Laser hair removal – 1,280,964
•	Dermal fillers – 1,262,848
•	Laser skin resurfacing – 570,880

Consumer demand for aesthetic cosmetic services is escalating, especially for non-invasive procedures.  This has been estimated to be a multi-billion dollar market. According to a released survey from the American Society of Aesthetic Plastic Surgery, in 200811.5 million cosmetic procedures were performed in the U.S. alone, an overall increase of 446% since 1997.  The survey reports that Americans spent approximately $4.5 billion for non-surgical procedures such as Botox and laser hair removal.

The Company intends to offer many of these services in which it perceives as one of the fastest growing segments in the healthcare industry.

Competition

The cosmetic services business is extremely competitive. Many of our competitors are larger and more established than the Company.  Many of these companies have greater financial resources and market share and accordingly there can be no assurance that we will ever be able to compete effectively with such competition.

Our Services

Dr. Fondacaro intends to market our proposed cosmetic  services under the tradename Dr. Park Ave. and drparkave.com.  The Company intends to perform laser liposuction of all body areas, body contouring, skin tightening, Botox, Juvederm, Radiesse, laser hair removal, and laser vein treatments. We intend to be the first location in the Northeastern U.S. to offer Atria Skin Care Products customized for each patients’ skin type.

The following is a description of the services we intend to provide:

Botox – One of the most popular forms of cosmetic enhancement uses Botox. It is the leading cosmetic procedure performed today. When used properly, Botox can provide a subtle or noticeable change to a person’s features. Most often Botox can stop future wrinkles from forming by stopping the repeated muscle contractions that cause wrinkles to become etched in the skin.  Botox is often used in combination with other cosmetic procedures such as photo skin rejuvenation or laser skin resurfacing. Very often this eliminates the need for invasive cosmetic surgery. Botox is most commonly used to treat crow’s feet and fine lines around the eye, forehead wrinkles, and furrowing between the eyebrows.

Dermal Fillers – There are many different dermal fillers on the market, with collagen being the prototype. However, as explained below, collagen is falling out of favor due to the possibility of allergic reactions and the longer-lasting properties and better results of artificial dermal fillers. These are some of the most popular dermal fillers at our practice.

Juv.deerm7 – Juvederm is the newest cosmetic injectable hyaluronic acid product, and it has been embraced by physicians and patients alike. Juvederm has the highest available concentration of hyaluronic acid, and it also has a special formulation method which makes it a smooth gel instead of a particle suspension. This provides for less discomfort on injection and an even more favorable result than other similar products. Juvederm is the current favorite hyaluronic acid filler of Dr. Park Ave. Physicians.

Radiesse7 – Radiesse is one of the newest tissue fillers on the market, popular for patients who are bothered by lines near the mouth or “jowling” at the sides of the nose and mouth. Radiesse is made of a natural material found in the human body (calcium hydroxylapatite) and delivers long lasting results.

Restylane7 – Made in Sweden, Restylane is a hyaluronic acid dermal filler product that lasts much longer than collagen when injected into folds around the mouth. Hyaluronic acid is a natural product that works to increase volume by binding to moisture in the skin.

Sculptra7 aesthetic – Sculptra is a dermal filler comprised of poly-L-lactic acid, which has proven particularly useful at filling facial depressions such as sunken cheeks.

Indications for using cosmetic injectibles:

•	Wrinkles
o	Smile lines (Nasolabial folds)
o	Frown lines (between the eyebrows)
o	Marionette lines (at the sides of the mouth)
o	Vertical lip lines (common in smokers)
•	Scars or skin depressions
o	Keloids
o	Acne scars
•	Lip enhancements

Best candidates for cosmetic injectibles:

The best candidates for cosmetic injectibles are patients with mild to moderate lines and wrinkles Very deep facial wrinkles do not respond sufficiently to dermal fillers, and the indicated treatment is a non-surgical facelift such as the LaserLift or actual facelift surgery.

Laser Hair Removal Treatment – The laser produces beams of highly concentrated light that penetrates into the hair follicle attacking the pigment in the follicle and destroying the pigment cells within the follicle. This method of hair removal is safe, virtually pain free, and permanent. Laser hair removal is suitable for both women and men, for most skin types and may be used to removal hair on any area of the body.

Laser Hair Removal treatment options – A skin evaluation is performed by our doctors for all hair consultations. Based on your medical history and hair and skin type, the appropriate course of treatment is recommended. Our ND:YAG laser provides the most effective and safe method of treatment.

Laser hair removal usually requires several sessions but does not require an anesthetic. However a cooling device is utilized to protect the outer layers of the skin while the laser penetrates deeper into the hair follicles.

Photo Skin Rejuvenation

The skin is the body’s largest organ and the one which is most visible. It is the body’s first line of defense against the environment. Over time, sun, wind, gravity, and hormonal changes begin to take a toll on this highly visible organ.

Our skin is made up of two layers: the epidermis and the dermis. The epidermis, or the outer layers, is constantly at work producing cells to replace the dead skin cells which are constantly exfoliated. The dermis, or the inner layers, contains nerve endings, oil and sweat glands, blood vessels as well as the collagen and elastin which support and maintain our skin.

Fine lines and wrinkles around the eyes and lips signal the first signs of aging on our skin. Deeper lines may form in the face and forehead. Other changes include sun or hormone-induced pigmentation abnormalities and the enlargement of pore size due to loss of elasticity in the skin. All of these contribute to the aging process.

Today with advances in technology, options are available that give maximum results in minimal time. Photo skin rejuvenation is one such procedure. Minimally invasive, photo skin rejuvenation removes the superficial layers of the epidermis, leaving deeper layers intact. Photo skin rejuvenation leaves you with smoother, healthier, firmer and younger looking skin. Photo skin rejuvenation can be performed on the face, neck, décolletage area and on the hands.

The benefits of photo skin rejuvenation:
•	Healthier looking skin
•	Smoother looking skin
•	Firmer looking skin
•	Reduced wrinkle size
•	Reduced pore size
•	Reduced redness due to Rosacea
•	More even skin tone
•	No down time

Photo skin rejuvenation treatment session:

A proper skin consultation is first performed by our doctors to determine the patient’s needs and expectations as well as the “needs” of the skin. The appropriate skin treatment is then recommended.

A photo skin rejuvenation session can take anywhere from 15-45 minutes depending on the area, condition and the size of the area to be treated.  The skin receives pulses of intense laser light delivered through very specific filters. Once delivered, the targeted tissue absorbs the light’s energy which stimulates the production of collagen. As new collagen forms, aging skin begins to take on a more youthful appearance. The length, depth, and severity of fine lines and wrinkles decreases and redness from Rosacea diminishes.

Photo skin rejuvenation usually requires anywhere from 4-6 sessions in order to achieve maximum results.

Lipotherme

Lipotherme is a safe, effective, minimally invasive procedure that uses a laser to liquefy and remove unwanted fat in targeted body zones. In addition to removing unwanted fat, Lipotherme’s thermal effect causes the skin to contract, resulting in firmer, smoother skin that further enhances your body shaping goals.

•	Faster – Reduced procedure time means less time in the doctor’s office
•	Minimally invasive – Least invasive of all lipolysis procedures.
•	Least recovery time – Advanced technology means you’ll recover more quickly
•	Minimal discomfort – Patented technology allows you to remain awake during procedure.

Throughout history, heat has been used to promote health and well being. Lipotherme is a revolutionary technique that harnesses the power of heat generating lasers to selectively break up unwanted body fat and reshape your body.

Lipo means fat, and therme means heat; so Lipotherme is literally the controlled application of very low doses of heat to liquefy fat.

Lipotherme is a safe, effective procedure that uses a laser to liquefy and remove unwanted fat in targeted body zones. In addition to removing unwanted fat, Lipotherme’s thermal effect causes the skin to tighten, resulting in firmer, smoother skin that further enhances your body shaping goals.

The clinical term for this type of procedure is laser-assisted lipolysis (also called laser lipolysis or laser lipo for short) which is an evolution of traditional liposuction. Although effective, traditional liposuction is considered a highly-invasive procedure. By contrast, Lipotherme laser lipolysis is a minimally invasive procedure with virtually no downtime. Most patients resume normal activities the day after their procedure, however, it is recommended you wait several days before resuming strenuous activity such as exercising. Lipotherme is the result of years of research into the ideal methods for targeting unwanted fat “zones” and eliminating them from the human body. Lipotherme was developed by a team of European researchers and thousands of satisfied patients have benefited from it.

Treatment sessions

A proper medical consultation is first performed by our doctors to determine both the patient’s needs and expectations as well as the “needs” of the skin. The appropriate skin treatment is then recommended.

Venous Problems

It is estimated that more than 80 million Americans suffer from some form of venous disorder. Varicose veins differ from spider veins. Varicose veins are bulging veins that are larger than spider veins, typically 3 mm or more in diameter. Moreover, varicose veins are deeper than spider veins.

Varicose veins may be of primarily cosmetic concern, but can cause pain, leg heaviness, fatigue, itching, night cramps, restless legs at night and leg swelling. Moreover, severe varicose veins can compromise the nutrition of the skin and lead to eczema, inflammation or even ulceration of the lower leg. In addition, varicose veins increase the risk for phlebitis.

Venous problems in the legs usually present as varicose veins and spider veins.

Varicose Veins: Varicose veins are different from spider veins in a number of different ways. They arise as swollen or enlarged blood vessels due to a weakening of the vein wall or valves or by backflow of blood from the deep veins to superficial veins in the leg. Varicose veins are ordinarily larger that 2 mm. in diameter, and usually larger than 8mm, and more commonly associated with symptoms described above. Please be aware that varicose veins are a medical condition that may require medical therapy while spider veins are considered cosmetic. Insurance reimbursement is usually not available for cosmetic skin conditions.

Signs of true varicose veins include:

•	Bulging unsightly veins
•	Eczema (Dermatitis)
•	Pigmentation changes
•	Swelling (Edema)

Symptoms experienced by the patient include:

•	Tiredness or achiness (particularly upon standing for long periods)
•	Skin irritation
•	Swelling

Symptoms may occur before the actual appearance of varicosities. Advanced or long-standing cases may develop phlebitis or painful inflammation of the vein, bleeding, ulcerations or venous thrombosis. Symptomatic venous disease affects the quality of life. Studies show that 41% of women between the ages of 40 and 50 and 72% of women over 60 develop varicose veins.

Spider Veins:  Spider veins or Telangectasias are usually found on the legs and sometimes on the face as well. Spider veins are caused by the dilation of a small (less than 1 mm.) group of blood vessels near the skin’s surface and typically take on one of two basic patterns: red or purple blood vessels forming true “spiders” as a group of veins radiating outward from a central point, or they may be simple and separate linear lines. Linear lines are most commonly found on the inner thigh whereas a sunburst pattern is usually found on the outer thigh. There is an association with Estrogens and Pregnancy, and family members with venous problems increase the chance of developing both spider Telangectasias and true varicose veins.

Treatment for spider and Varicose veins: A specific treatment plan for your vein problem will be determined with you and our doctors. During your vein consultation your legs will be examined and a complete medical history obtained. A Doppler ultrasound scan may be necessary to correctly determine the type and degree of venous problem. All treatments are minimally invasive and require at most a small injection.

Treatment options:

Cutaneous Laser Treatment: Used to treat spider veins which are targeted by high-intensity laser beams and eliminated. This process usually requires several sessions, does not require an anesthetic, and is sometimes combined with sclerotherapy. Results are excellent.

Sclerotherapy: Used to treat spider and small varicose veins which are injected with an FDA-approved sclerosant. The solution causes the vein to close and healthier blood vessels nearby absorb the blood flow of the now closed vein. This process may require several sessions but does not require an anesthetic. It is sometimes combined with laser treatment for maximum aesthetic results.

Ambulatory Phlebectomy:  Tiny incisions along the path of the enlarged vein are used to directly remove the vein. Phlebectomy may be combined with endovenous laser management and results in removal of unsightly veins with minimal scarring. This is done in the clinic with a local or topical anesthetic.

Endo-Venous Laser Treatment: Endovenous laser treatments are a recent development in the armamentarium of the physician experienced in the management of varicose veins. This technique has effectively replaced the surgical procedure of ligation and stripping as a minimally- invasive, office –based procedure requiring only local anesthesia and having no down time. Patients are able to return to work or school the very next day after the procedure. The procedure entails placement of a thin laser fiber under ultrasound guidance into the abnormal vein followed by heating the interior of the vein with applied laser energy. This procedure is well over 90% effective and has few side effects.

Our physicians have extensive training in this technique, excellent results with patient satisfaction, and experience with many thousands surgical procedures on veins and the vascular system.

Laser Skin Resurfacing

The use of lasers in skincare is proving to be one of our most effective weapons we have to fight our war on aging. It is a constant battle in today’s world. However, it is a battle we are winning thanks to ever increasing demands for advances in technology and understanding the biology of the skin.

Laser skin resurfacing is a procedure that is becoming more and more popular to help minimize the effects of aging on the skin. It is most commonly used to treat the appearance of fine lines around the eyes and mouth. Laser skin resurfacing can also be used effectively to treat scarring and uneven pigmentation.

Laser skin resurfacing works by using a beam of laser energy which targets the surface layer of skin without affecting deeper layers. During the laser process the heat generated shortens and tightens the collagen fibers in the skin which helps to restore elasticity to the skin. The laser energy exfoliates the skin, enabling a new surface layer to grow back - allowing a softer, smoother, and younger appearance.

Laser Skin resurfacing treatment: Because laser skin resurfacing requires the application of laser energy to the skin, it is advised to have a medical consultation prior to treatment. During the consultation a full discussion about your health and previous skin treatments is done. Based on your skins “history” (medication use, sun exposure, and product usage), examination of your skin, and your expectations, the doctors will make an appropriate recommendation designed to yield maximum results with minimal invasiveness.

Laser Skin Resurfacing options: We use an erbium (ER:YAG) laser to give the safest and most gentle skin resurfacing. It targets skin far more precisely than other lasers and with the least amount of trauma. This procedure may or may not require several sessions.

The Market

Our target market is very broad and includes male and female patients ages 35 to 70 seeking cosmetic enhancements. This burgeoning demographic targets household incomes exceeding $75,000. The demand for our services from this demographic can only be described as explosive in nature.

Marketing Strategy

Marketing and advertising are key in the cosmetic procedures business. There are no referrals from MDs.  The following types of marketing are intended to be utilized for our proposed future locations.

•	Referrals from prior patients
•	Print ads such as newspapers and local flyers
•	Radio ads initially local and intended to expand to the tri-state, regional then national
•	Billboards, especially near our location.

We have designed and maintained a website at DrParkAve.com, to engage in internet marketing, and have produced three commercials with the intention of completing a fourth. Our team designs print ads and intends to produce a one-hour infomercial after the third location is open and operating.

All of our centers are intended to be designed to create an inviting, comfortable and elegant environment for our patients without over spending on the build-out costs.  All centers will appear similar and offer the identical services. Expansion provides the Company with leverage when negotiating with vendors and leasing companies to help lower costs.  The larger the order: the greater the discount. The same is true of our lasers when we are able to lease in numbers.

 Our first intended clinic is located in Franklin Lakes, New Jersey and is intended to be acquired in January 2011. After our next intended two or three clinic openings, we intend to concentrate on acquisition of profitable practices or those we believe have great potential. Some of these practices should include physicians trained by Dr. Fondacaro. These acquisitions are intended to compliment our strong marketing strategy which we believe is the key to continued increased volume and profitability.

Trademarks

The Company currently has two trademarks pending. One corporate tagline is “Keep your friends guessing” and “The Lipo Boost”, a procedure unique to the Company.  We have the DrParkAve.com domain name and the N.Y. skyline image on our corporate materials trademark protected.

Employees

The Company currently has 5 employees and intends to hire additional employees as operations require.

Board Committees

We have not yet implemented any board committees as of the date of this prospectus.

Directors

There is no maximum number of directors the Company is authorized to have. However, in no event may we have less than one director.

DESCRIPTION OF PROPERTY

Our corporate office located at 846 Franklin Avenue, Franklin Lakes, New Jersey 07417 and our telephone number is (201) 485-8400

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  Our officers and directors have not been convicted in a criminal proceeding nor has he been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

No officers or directors of the Company have been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

Pursuant to a verbal agreement with our President and controlling majority shareholder, Dr. Paul Fondacaro, we intend to complete the acquisition of Park Avenue Medical Associates, P.C. in January 2011.  Park Avenue Medical Associates, P.C. owns the Franklin Lakes facility which is intended to be our first corporate clinic and flagship center for all future franchise sales.   We plan to expand our operations through additional corporate owned clinics, franchising and a creative marketing plan.  See “Description of Business” contained herein.

We currently have seven officers and directors.  They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through loans and private placement investment capitalization. As of September 30, 2010, we had $26,959 cash on hand.  We had total expenses of $64,057 which were related to operating costs.

The Company’s ability to expand operations is entirely dependent upon the success and implementation of a comprehensive marketing plan. A strong marketing strategy is the key to the success of our expansion plan.  The Dr. Park Ave. logo is intended to be displayed at all office locations and on business cards and marketing materials.

The Company will need additional funding to achieve its expansion and marketing objectives. There are no formal arrangements to attain such financing and we cannot assure any investor that sufficient funding will be obtained or, if obtained, that it will be on reasonable terms. Without such additional capital, expansion would be unlikely and investors may lose their investment in the Company.

Our Company intends to arise up to $500,000 over the next 12 months to pay equipment debt and cover  expenses associated with the acquisition of our intended facilities and the implementation of our marketing plan.   Such funds will be raised by private placement or credit facilities, if available.

Our management anticipates hiring additional employees over the next 12 months as required to fill Company positions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to the Company who own more than 5% of the outstanding common stock as of September 30, 2010 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Dr. Paul Fondacaro 242 Haven Road, Franklin Lakes, NJ 07417	34,000,000	63%
Dr. John Tomasula 4 Carlton Lane, Rye Brook, NY 10573	1,000,000	2%
John Caruso 131 Pond Path, Lake Grove, NY 11755	180,000	*
Thomas Zanardi 5 Eaton Court, Marlboro, NJ 07746	2,250,000	4.5%
Ann Marie Schmidt 242 Haven Road, Franklin Lakes, NJ 07417	180,000	*
Vincenzo Ruggiero 312 Union Street, Brooklyn, NY 11231	200,000	*
Matthew Palumbo 6 Meadow Street, Kent, CT 06757	200,000	*
All officers and directors as a group (7)	38,210,000	71%
•	less than 1%

The percent of class is based on 53,779,000 shares of common stock issued and outstanding as of the date of this prospectus.

OFF-BALANCE SHEET ARRANGEMENTS

Dr. Park Ave. does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Dr. Paul Fondacaro, Co-Founder and Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Dr. John Tomasula, Co-Founder and Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

John Caruso, Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Thomas Zanardi, CFO Director	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Stock Option. As of the date hereof, none of our directors and officers have received any stock options or freestanding SARs.

Bonuses. To date no bonuses have been granted. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, it is intended that more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of September 30, 2010.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees; however, intend to enter into employment agreements with members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer and director and his age as of September 30, 2010 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Dr. Paul Fondacaro	55	Co-Founder, President and Director	Inception
Dr. John Tomasula	55	Co-Founder and Director	Inception
John Caruso	51	Director	March 2, 2010
Thomas Zanardi	50	CFO & Director	March 2, 2010
Ann Marie Schmidt	55	Director	March 2, 2010
Vincenzo Ruggiero	43	Director	March 6, 2010
Matthew Palumbo	49	Director	September 27, 2010

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director.

Dr. Paul Fondacaro, a founder of the Company, currently serves as President and Director. Dr. Fondacaro earned his BS in Biochemistry magna cum laude from Manhattan College in Riverdale, NY and his MD from New York University School of Medicine in 1981. He completed his surgical residency and chief residency at SUNY Downstate in Brooklyn, NY in 1986. He started his surgical career in July 1986 as Instructor in Surgery at SUNY Downstate and Attending Surgeon at Long Island College Hospital. The following year he moved to Lenox Hill Hospital in NYC to become Assistant Director of Surgery where he was later named Assistant Professor of Surgery at N.Y. Medical College. After a medical school affiliation change, he later became Assistant Professor of Surgery at Cornell Medical College. In 1992 he entered private practice and continued to practice and teach and Lenox Hill Hospital. The scope of his surgical practice included breast disease, malignancies, bariatric surgery, hernia, GI diseases, and endocrine. In 2004, he and his colleague John Tomasula MD began Park Avenue Medical & Surgical Associates to address various venous disorders both medical and cosmetic. As the practice grew, and other procedures were added, it became mostly cosmetic. Today, the practice has state of the art lasers and technologies that address most cosmetic concerns. Dr. Fondacaro has been chosen as a faculty member of the National Society of Cosmetic Physicians which will help bring exposure to the Company.

Dr. John Tomasula currently serves as co-founder and Director of the Company. Dr. Tomasula earned his BA in Biology from New York University and his MD from New York School of Medicine in 1981.  He completed his surgical residency at State University of New York in Brooklyn NY in 1986. He completed his Fellow in Surgical Transplantation  at State University of New York in June 1987. From 1987 to 1989 he was Clinical Assistant Professor of Surgery at State University of New York. From 1989 to 1998, he was Assistant Professor of Surgery at New York Medical College and from 1998 to present he has been Clinical Assistant Professor of Surgery at New York Medical College, Valhalla, NY.  From 1998 to 2002, he was Clinical Assistant Professor of Surgery at Columbia University College of Physicians and Surgeons, New York, NY.  From 2002 to present he has served as Clinical Assistant Professor of Surgery at Mount Sinai School of Medicine, New York, NY.  In 2004, he and his colleague, Paul Fondacaro, MD, began Park Avenue Medical & Surgical Associates to address both medical and cosmetic disorders. As the practice grew and other procedures were added, it became mostly cosmetic. Today, the practice has state-of-the-art lasers and technologies that address most cosmetic concerns.

John Caruso currently serves as Director of the Company.  Mr. Caruso has more than 29 years of finance and management experience including eleven years in public accounting. Mr. Caruso served as CFO and COO for domestic and international firms, both public and private, engaged in the real estate, construction and software industries. Currently, he is responsible for finance and accounting activities including investor reporting, financial analysis, property and portfolio level accounting and cash flow management for investments aggregating almost $1 billion in gross assets. He holds a B.S. in accounting from Brooklyn College and is a CPA in New York State.

Thomas Zanardi currently serves as Chief Financial Officer and Director of the Company.  Mr. Zanardi earned his MBA in Corporate Finance from Pace University in 1989. He has served in the financial industry at various capacities for the last 27 years. Tom held senior level positions with NYC’s premier investment banking and money center banks including, Merrill Lynch, Salomon Brothers, JP Morgan Chase Bank, Washington Mutual and Greenpoint Bank.  He participated in 13 merger and acquisitions during his career, managing the product, process, operation and sales coordinations.  Mr. Zanardi is currently the sales manager of Mega Mortgage Services in New Jersey.

Ann Marie Schmidt currently serves as a Director of the Company. Ms. Schmidt earned her BA in Biology and History summa cum laude from NYUs Washington Square College and her M.D. degree with honors from NYU School of Medicine. She remained at NYU to complete her medical residency and chief residency, as well as fellowship in hematology and medical oncology, then moved to Columbia University, joining the Department of Physiology and Cellular Biophysics. From 2003 – July 2010, she has been the Chief of the Division of Surgical Science and the Gerald and Janet Carrus Professor of Surgical Science.  Dr. Schmidt’s basic and translational research has focused on the contribution of “RAGE” (receptor for advanced glycation end-products), a cell-surface receptor that exacerbates inflammation and damage when activated, to heart disease-related vascular injury, particularly in Type 1 Diabetes and its complications. She has studied RAGE and its relationship to inflammatory and immune disorders, peripheral nerve injury and regeneration, neurodegenerative diseases, and tumors. Dr. Schmidt has served on advisory committees and chaired conferences for the National Institutes of Health, the American Heart Association, the Juvenile Diabetes Association, the American Diabetes Association and other national and international scientific organizations. Since 2008, Dr. Schmidt has been the Co-Chair of the JDRF Medical Science Research Committee.  In July of 2010, Dr. Schmidt became the chair of Diabetes at NYU Hospital.

Vincenzo Ruggiero currently serves as a Director of the Company.  Mr. Ruggiero is a 25 year publishing industry professional with considerable knowledge and success in his field. He achieved notable respect and acclaim for his involvement with the not-for-profit organization “Books for a Better Life,” a branch of the MS Society. He holds the position of Corporate Vice President of Penguin Group in NYC and has been under their employ for 21 years. Mr. Ruggiero was the guiding force behind the organization’s apparel and merchandising initiative, Penguin Gear.  Prior to joining the Penguin Group, he worked with Double Day books at the early stages of his career.

Matthew Palumbo spent the past two decades specializing in start up and growing businesses. Marquis Publishing has listed his biography in Who's Who in the World for ten consecutive years, 2000-2010. From 1990 to 1993, he was Copy Director and Marketing Director at Flaghouse, Inc.; and created 125% annual growth in his product lines. In 1993, Mr. Palumbo moved to Global Computer Supplies; where he managed a new acquisition; became catalog manager; coordinated international strategies; and finished as group product manager for computer hardware. He created 300%+ annual sales growth in his product lines. During his tenure, Global made an IPO as Global DirectMail Corp (GML) in NYSE; which later became Systemax (SYX). In 1997, Mr. Palumbo became Director of Merchandising for computer hardware, at Cyberian Outpost (aka Outpost.com), in Kent, CT.  During his time there: his product lines experienced 796% growth; PC Magazine ranked Outpost.com as the best place on the internet to buy computer hardware; and Cyberian Outpost launched an IPO on NASDAQ (COOL). Cyberian Outpost was later acquired by Fry’s Electronics. Mr. Palumbo left Cyberian Outpost in 2000; and has worked as an international marketing and management consultant.

His academic achievements are:
1	Bachelor of Science. Cornell University. New York State School of Industrial and Labor Relations, with a New York State Regents Scholarship
2	MBA, St. John’s University. Tobin Graduate School of Business, with Beta Gamma Sigma Honors
3	Direct Marketing Club of NY, Anette Brodsky scholarship. New York University Center for Direct Marketing

Board Committees

The Company has not yet implemented any board committees as of the date of this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  The Company and its management make no representation about the present or future value of its common stock.

As of the date of this prospectus, there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 14,680,000 shares of common stock outstanding held by 73 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

Some of the current officers and directors of the Company are involved in other business activities and may, in the future, become involved in additional business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of Dr. Park Ave. must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

•	Officers and Directors;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
•	Any relative or spouse of any of the foregoing persons who have the same house as such person.

Dr. Paul Fondacaro is the President and majority shareholder of the Company and is the sole shareholder of Park Avenue Medical Associates, P.C. which owns the Franklin Lakes facility that the Company intends to acquire in January 2011.  As a related transaction, Dr. Fondacaro intends to meet his fiduciary duties to the shareholders of the Company in the completion of this acquisition; however, such transaction would be a non-arms length transaction.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is Silberstein Ungar, PLLC, 3060 Telegraph Road, Suite 2175, Bingham Farms, MI 48025.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DR. PARK AVE.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

F-1-

DR. PARK AVE.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

SEPTEMBER 30, 2010

F-2-

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Dr. Park Ave.
Franklin Lakes, New Jersey

We have audited the accompanying balance sheet of Dr. Park Ave. as of September 30, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from February 19, 2010 (date of inception) to September 30, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Park Ave. as of September 30, 2010 and the results of its operations and cash flows for the period from February 19, 2010 (date of inception) to September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Dr. Park Ave. will continue as a going concern.  As discussed in Note 8 to the financial statements, the Company has incurred losses since inception, has negative working capital, has not yet received revenues from sales of services or products, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 8. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
December 20, 2010

F-3-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF SEPTEMBER 30, 2010

ASSETS
Current Assets
Cash and equivalents	$26,959
Prepaid expenses	8,500
Notes receivable – related parties	132,498
Total Current Assets	167,957

Other Assets
Intangible assets	51,000

TOTAL ASSETS	$218,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accrued expenses	$4,500
Total Liabilities	4,500

Stockholders’ Equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 39,350,000 shares issued and outstanding	39,350
Preferred Stock, $.001 par value, 25,000,000 shares authorized, -0- shares issued and outstanding	0
Additional paid-in capital	263,415
Stock subscription receivable	(24,265)
Deficit accumulated during the development stage	(64,043)
Total Stockholders’ Equity	214,457

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$218,957

See accompanying notes to financial statements.

F-4-

DR. PARK AVE.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
PERIOD FROM FEBRUARY 19, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

REVENUES	$0

OPERATING EXPENSES
Printing	5,000
Advertising and marketing	8,777
General and administrative	5,130
Website expenses	2,525
Professional fees	42,625
TOTAL OPERATING EXPENSES	64,057

LOSS FROM OPERATIONS	(64,057)

OTHER INCOME
Interest income	14

LOSS BEFORE PROVISION FOR INCOME TAXES	(64,043)

PROVISION FOR INCOME TAXES	0

NET LOSS	$(64,043)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	1,604,746

See accompanying notes to financial statements.

F-5-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
PERIOD FROM FEBRUARY 19, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

	Common Stock		Additional paid-in	Stock subscription	Deficit accumulated during the development
	Shares	Amount	capital	receivable	stage	Total

Inception, February 19, 2010	0	$0	$0	$0	$0	$0

Shares issued for subscriptions receivable at $0.001 per share	24,265,000	24,265	0	(24,265)	-	0

Shares issued for cash at $0.0016 per share	12,500,000	12,500	7,500	-	-	20,000

Shares issued for cash at $0.10 per share	2,145,000	2,145	212,355	-	-	214,500

Shares issued for services at $0.10 per share	440,000	440	43,560	-	-	44,000

Net loss for the period ended September 30, 2010	-	-	-	-	(64,043)	(64,043)

Balance, September 30, 2010	39,350,000	$39,350	$263,415	$(24,265)	$(64,043)	$214,457

See accompanying notes to financial statements.

F-6-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
PERIOD FROM FEBRUARY 19, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(64,043)
Change in non-cash working capital items
Common stock issued for services	7,000
Changes in assets and liabilities:
Increase in prepaid expenses	(8,500)
Increase in accrued expenses	4,500
NET CASH USED BY OPERATING ACTIVITIES	(61,043)

CASH FLOWS FROM INVESTING ACTIVITIES
Loans to related parties	(132,498)
Development of intangible assets	(14,000)
NET CASH USED BY INVESTING ACTIVITIES	(146,498)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	234,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	234,500

NET INCREASE IN CASH	26,959

Cash, beginning of period	0
Cash, end of period	$26,959

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
Shares issued and recorded as intangible assets	$37,000
Shares issued for subscription receivable	$24,265

See accompanying notes to financial statements.

F-7-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Dr. Park Ave. (“Dr. Park Ave.” and the “Company”) was incorporated in the State of Nevada on February 19, 2010.  Since inception, the Company has been engaged in organizational efforts and obtaining initial financing. The Company was formed as a vehicle to pursue a business combination with a related operating company and then to act as a franchisor of that business opportunity.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Dr. Park Ave. considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At September 30, 2010, the Company had $26,959 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, notes receivable – related parties and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

F-8-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
The Company will recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of September 30, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718).  To date, the Company has not adopted a stock option plan and has not granted any stock options. As of September 30, 2010, the Company has not issued any stock-based payments to its employees.

Recent Accounting Pronouncements
Dr. Park Ave. does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – PREPAID EXPENSES

Prepaid expenses at September 30, 2010 consisted of payments made to a media company that has been working with the Company to produce a promotional advertisement.  The Company has paid $10,000 towards this advertisement and estimated that as of September 30, 2010 fifteen percent of the work has been completed.

NOTE 3 – NOTES RECEIVABLE – RELATED PARTIES

The Company has loaned amounts to several related parties during the period ended September 30, 2010.  The loans are non-interest bearing, unsecured and due on demand. The total balance due from the notes was $132,498 as of September 30, 2010.

NOTE 4 – INTANGIBLE ASSETS

The Company’s intangible assets consist of items developed for the franchising of its concept and support of its future franchisees, including its Franchise Disclosure Document, Franchise Agreement, and Operating Manuals, as well as other assets.  Management has determined that the initial development of these assets has an unlimited useful life and, therefore, these assets will not be amortized for financial statement purposes.  However, the Company will review these assets for impairment on an annual basis beginning once the Company has commenced its planned operations.

F-9-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 5 – ACCRUED EXPENSES

Accrued expenses at September 30, 2010 consisted of amounts owed to the Company’s outside independent auditors.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company has 100,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value preferred stock authorized.

During the period ended September 30, 2010 the Company issued 24,265,000 shares of common stock at par value for a subscription receivable of $24,265.

Also during the period ended September 30, 2010 the Company issued 12,500,000 shares of common stock at approximately $0.0016 per share for cash proceeds of $20,000

The Company issued an additional 2,145,000 shares of common stock at $0.10 per share for cash proceeds of $214,500 during the same period.

The Company also issued common stock to vendors during the period ended September 30, 2010. Dr. Park Ave. issued 370,000 shares valued at $37,000 as part of the development of its intangible assets.

The Company also issued 70,000 shares valued at $7,000 to two vendors to satisfy outstanding invoices.

As of September 30, 2010, the Company has 39,350,000 shares of common stock issued and outstanding.

There were 0 preferred shares issued and outstanding as of September 30, 2010.

NOTE 7 – INCOME TAXES

As of September 30, 2010, the Company had net operating loss carry forwards of approximately $64,043 that may be available to reduce future years’ taxable income through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

2010
Federal income tax attributable to:
Current operations	$21,775
Less: valuation allowance	(21,775)
Net provision for Federal income taxes	$0

F-10-

DR. PARK AVE.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2010

NOTE 7 – INCOME TAXES (CONTINUED)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2010
Deferred tax asset attributable to:
Net operating loss carryover	$21,775
Less: valuation allowance	(21,775)
Net deferred tax asset	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $64,043 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 8 – LIQUIDITY AND GOING CONCERN

Dr. Park Ave. has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services.  These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Dr. Park Ave. to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has loaned amounts to several related parties during the period ended September 30, 2010.  The loans are non-interest bearing, unsecured and due on demand. The total balance due from the notes was $132,498 as of September 30, 2010. See Note 3.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company neither owns nor leases any real or personal property. A related party has provided office services without charge.  There is no obligation for this arrangement to continue.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 20, 2010 and has determined it does not have any material subsequent events to disclose.

F-11-

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Dr. Park Ave. Bylaws provide for the indemnification of a present or former director or officer.   Dr. Park Ave. indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at the Company’s request as an officer or director.  Dr. Park Ave. may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, the Company’s best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of the Nevada Statutes, the Company shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Dr. Park Ave. in connection with the sale of the common stock being registered.  Dr. Park Ave. has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$25,000.00
SEC Electronic Filing	$1,500.00
Transfer Agent	$500.00
Total	$27,000.00

RECENT SALES OF UNREGISTERED SECURITIES

During the past year (since inception), we issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 14,484,000 shares of its common stock in private transactions for total consideration of $218,400 and services valued at $.10 per share. The Company believes that the issuance was exempt from registration pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, as a private placement or as a transaction by an issuer not involving any public offering.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on February 19, 2010
3.1.1	Amendment to Articles of Incorporation
3.2	By-laws
4.1	Specimen Common Stock Certificate
5.1	Opinion of W. Manly, P.A.
23.1	Consent of Silberstein Ungar, PLLC
23.2	Consent of W. Manly, P.A. (see exhibit 5.1)

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Franklin Lakes, State of New Jersey on December 27, 2010.

DR. PARK AVE.

By:	/s/ Dr. Paul Fondacaro
Dr. Paul Fondacaro
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on December 27, 2010:

Signature	Title

/s/ Dr. Paul Fondacaro	President and Director
Dr. Paul Fondacaro

/s/ Dr. John Tomasula	Director
Dr. John Tomasula

/s/ John Caruso	Director
John Caruso

/s/ Tom Zanardi	Director, and Chief Financial Officer
Tom Zanardi

/s/ Ann Marie Schmidt	Director
Ann Marie Schmidt

/s/ Vincenzo Ruggiero	Director
Vincenzo Ruggiero

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.